UNITED STATES SECURITIES & EXCHANGE COMMISSION
WASHINGTON, D.C. 20449
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) May 30, 2006
Delta Woodside Industries, Inc.

(Exact Name of Registrant as Specified in Its Charter)
South Carolina

(State of Other Jurisdiction
of Incorporation)

1-10095	57-0535180
(Commission File Number)	(IRS Employer Identification No.)

700 North Woods Drive, Fountain Inn, South Carolina	29644

(Address of Principal Executive Offices)	(Zip Code)
(864) 255-4127

(Registrant’s Telephone Number
Including Area Code)
Not Applicable

(Former Name or Former Address,
if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On May 30, 2006, the Company’s wholly-owned subsidiary Delta Mills, Inc. (“Delta Mills”) entered into an amended and restated credit facility with GMAC Commercial Finance, LLC (“GMAC”), as agent and as lender. Delta Mills’ factoring arrangement with GMAC was also amended and restated, including an extension of its term to May 30, 2009. The credit facility consists of a $40 million credit facility, of which up to $9 million may potentially be advanced as term loans. The facility will terminate on May 30, 2009, and earlier prepayment and termination will generally require the payment of a premium.
     The maximum revolving loan amount is the lesser of $40 million (as reduced by the $9 million term loan maximum amount until the end of the term loan commitment period described below, and by the amount of outstanding term loans, if any, thereafter) and a borrowing base calculation consisting of (i) up to 90% of eligible accounts receivable, and (ii) up to the lesser of (x) 50% of the lower of cost or market of eligible inventory or (y) $15 million, less (a) an availability block of up to $7 million, and less (b) such reserves as are determined from time to time by GMAC. If any term loans are outstanding, the amount of those term loans will create an additional reserve against the borrowing base. The revolving credit facility includes a $2 million sublimit for letters of credit. Proceeds of revolving loans may be used for working capital purposes and general corporate purposes and to pay for the fees and expenses of the transaction. Revolving loans will bear interest at prime plus 2.75% per annum.
     The purpose of the term loan facility is to fund purchases of Delta Mills’ 9 5/8% Senior Notes due 2007 (the “Senior Notes”). The maximum amount of outstanding term loans is $9 million. Term loans will bear interest at prime plus 4.00% per annum. The term loan facility includes a multiple draw feature with the proceeds to fund purchases of Senior Notes at a discount satisfactory to GMAC, and term loans may be prepaid without penalty (but may not be re-borrowed) under the terms of the credit facility. Any permitted draws under the term loan facility must be made prior to the end of the term loan commitment period, which extends to the earlier of March 31, 2007, and the date on which all Senior Notes have been repurchased. Term loans will amortize monthly based on a five-year level principal amortization schedule. As noted above, the amount of outstanding term loans forms a reserve against Delta Mills’ borrowing base.
     The amended and restated credit agreement includes provisions relating to the grant of liens to the agent in additional personal and real property assets of Delta Mills. However, because this grant was conditioned on the consummation of the offer to purchase Senior Notes that commenced on April 17, 2006 (the “Offer”), and the Offer was not consummated, these provisions are currently without effect.
     The amended and restated credit agreement contains minimum 12-month trailing EBITDA requirements, as well as restrictions on future stock repurchases, dividends, capital expenditures, investments and sales of assets. In certain circumstances, proceeds of assets sales will be required to repay outstanding amounts under the credit facility. Events of default under the credit facility include the circumstance of any Senior Notes remaining outstanding on March 31, 2007, as well as other standard events of default.
     A copy of the amended and restated credit agreement is attached as Exhibit 10.1.

Item 8.01 Other Events
Expiration of Delta Mills Tender Offer for its Outstanding 9 5/8% Senior Notes due 2007 and Solicitation of Consents to Amendments to the Indenture for the Senior Notes
     On April 17, 2006, the Company’s wholly-owned subsidiary Delta Mills commenced a tender offer to acquire all of its outstanding 9 5/8% Senior Notes due 2007, simultaneously seeking the consents of holders of a majority in aggregate principal amount of the outstanding Senior Notes to amendments to the Indenture governing the Senior Notes to delete or amend certain covenants and related definitions and events of default relating to the incurrence of indebtedness, liens and asset sales. After being extended on May 25, 2006, the offer expired on May 30, 2006. Delta Mills received tenders of, and consents to the proposed amendments to the Senior Notes Indenture from holders of, $7,602,000 in principal amount of Senior Notes (approximately 25% of the total principal amount outstanding). Because consummation of the tender offer and consent solicitation was conditioned upon receipt of consents with respect to at least a majority in principal amount of the outstanding Senior Notes, Delta Mills did not accept any tenders or consents, and the Indenture will not be amended as a result of the offer and solicitation.
Item 9.01 Financial Statements and Exhibits.
(c)	Exhibits

10.1	Amended and Restated Revolving Credit, Term Loan and Security Agreement, dated as of May 30, 2006, between Delta Mills, Inc. and GMAC Commercial Finance, LLC
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA WOODSIDE INDUSTRIES, INC.
Date: June 5, 2006	By:	/s/ W. H. Hardman, Jr.
W. H. Hardman, Jr.
Chief Financial Officer

Exhibits
10.1	Amended and Restated Revolving Credit, Term Loan and Security Agreement, dated as of May 30, 2006, between Delta Mills, Inc. and GMAC Commercial Finance, LLC